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                                 EXHIBIT 99.02


   KFx                                 NEWS
   1999 Broadway, Suite 3200 . Denver, Colorado, USA . 80202 . (303) 293-2992



                                                           FOR IMMEDIATE RELEASE
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                               KFX CONTACTS:  Seth L. Patterson - (303) 293-2992
                                                John P. Venners - (703) 524-1113

      KFX CONVERTS COMPUTER ASSOCIATES' INTEREST IN PEGASUS TECHNOLOGIES

Denver, CO (August 30, 1999) - KFx Inc. (AMEX: KFX) today announced the merger of its wholly-owned subsidiary, Net Power Solutions with Pegasus Technologies, Ltd., in which KFx owns a controlling interest. The combined company, taking the Pegasus name, is the leader in neural network software optimization tools for the utility industry.

As a part of the transaction, Computer Associates International (NYSE: CA) has converted its 15% ownership interest in Pegasus into 527,000 shares of KFx common stock, which carry sale restrictions through June 30, 2000. An independent valuation of Pegasus and Net Power Solutions estimated their total value at $14.1 million. Based on this valuation, the transaction with CA calculates to a $4/share valuation for the KFx common shares. The remaining elements of the merger are expected to be completed within approximately 30 days, after which KFx's ownership in Pegasus will exceed 75%.

"We are confident that Pegasus will be a major force in our total solutions program, providing clean energy solutions for the environment," said Ted Venners, Chairman and CEO of KFx.

This is one more building block in the KFx strategy to provide clean fuel, software and consulting services to the power industry.

KFx focuses on providing total solutions for the power industry through delivery of fuel production processes, intelligent software technologies and professional services - enhancing the operational efficiency of energy production while preserving the environment. More information about the company can be found on the internet at www.kfx.com.
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This news release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operation" in item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and as part I, item 2, of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.